Exhibit 10.1

AMERICAN BANK NOTE HOLOGRAPHICS, INC.
2005 STOCK INCENTIVE PLAN
STOCK OPTION AGREEMENT

AGREEMENT, made as of the        day of              , 20    , by and between American Bank Note Holographics, Inc., a Delaware corporation (the “Company”), and                                   (the “Grantee”).

W I T N E S S E T H:

WHEREAS, pursuant to the American Bank Note Holographics, Inc. 2005 Stock Incentive Plan (the “Plan”), the Company desires to grant the Grantee, and the Grantee desires to accept, an option to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”), upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Grant of Option.  The Company hereby grants to the Grantee an option to purchase            shares of Common Stock at a purchase price per share of $          .  This option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

2.             Term of Option.  This option is granted as of the date first above written (the “Date of Grant”), and shall expire, unless sooner terminated in accordance herewith or the Plan, on the tenth anniversary of the Date of Grant.

3.             Right to Exercise.  During the Grantee’s employment or service with the Company and its affiliates, this option shall become vested and exercisable as follows:                                               .

4.             Method of Exercise.  This option shall be exercised by delivery of written notice to the Secretary of the Company specifying the number of shares with respect this option is being exercised.  Such notice shall be accompanied by payment in full of the exercise price for such shares together with the amount necessary to satisfy any applicable withholding requirements: (i) in cash, (ii) certified or bank check, or (iii) by such other forms of payment as may be approved by the Committee from time to time.

5.             Termination of Employment or Service.  Upon the termination of the Grantee’s employment or service with the Company and its affiliates, unless otherwise provided in an employment agreement between the Grantee and Company or its affiliates, the following rules shall apply with regard to this option:

(a)           Termination by Reason of Death, Retirement or Disability.  Except as provided in Section 5(b) below, if the Grantee’s employment or service terminates by reason of the Grantee’s death, Retirement (as defined below) or Disability (as defined below), then (i) that portion of this option which is not then exercisable shall thereupon terminate, and (ii) that portion of this option which is then exercisable shall remain exercisable by the Grantee (or the deceased Grantee’s designated beneficiary or representative) for a period of one year following such termination or, if sooner, until the expiration of the term of this option, and, to the extent not exercised within such period, shall thereupon terminate.

(b)           Termination for Cause.  If the Grantee’s employment or service is terminated by the Company or an affiliate for Cause (as defined below) or if, at the time of such termination, grounds for a termination for Cause exist, then this option (whether or not otherwise exercisable) shall immediately terminate and cease to be exercisable.

(c)           Other Termination.  Except as provided in Section 5(a) or Section 5(b) above, if the Grantee’s employment or service terminates for any reason or no reason, then (i) that portion of this option which is not then exercisable shall thereupon terminate, and (ii) that portion of this option which is then exercisable shall remain exercisable during the ninety (90) day period following such termination or, if sooner, until the expiration of the term of this option and, to the extent not exercised within such period, shall thereupon terminate.

(d)           Certain Definitions.  For purposes hereof, the following terms shall have the following meanings:

(i)            “Cause” means (1) in the case where there is no employment or consulting agreement between the Grantee and the Company or its affiliates on the Date of Grant which defines “cause” (or words of like import), the Grantee’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services, unsatisfactory performance of services or material breach of any written agreement between the Grantee and the Company or its affiliates which breach is not cured within fifteen (15) days after written notice thereof, or (2) in the case where there is an employment or consulting agreement between the Grantee and the Company or its affiliates at the time of grant which defines “cause” (or words of like import), the meaning ascribed to such term (or words of like import) under such agreement.

(ii)           “Disability” shall mean “permanent and total” disability within the meaning of Section 22(e)(3) of the Code.

(iii)          “Retirement” shall mean a termination of employment or other service with the Company and its affiliates (at a time when Cause does not exist) by the Grantee upon attainment of: (1) at least age sixty-five (65), or (2) such earlier age after age fifty-five (55) as approved by the Committee, in its sole discretion.

6.             Rights as a Stockholder.  No shares of Common Stock shall be issued or delivered hereunder until full payment for such shares has been made and any other exercise conditions have been fully satisfied.  The Grantee shall have no rights as a stockholder with respect to any shares subject to the Option until the date a stock certificate for such shares is issued to the Grantee.

7.             Nontransferability.  This option is not assignable or transferable other than by will or the laws of descent and distribution, and this option shall be exercisable during the lifetime of the Grantee only by the Grantee.  This option shall be null and void and without effect upon any attempted assignment or transfer except as herein provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon this option.

8.             No Employment or Service Rights Conferred.  Neither the grant of this option nor the exercise thereof shall confer upon the Grantee any right with respect to continuance of the Grantee’s employment or service with the Company or its affiliates.

9.             Subject to the Plan.  This option is subject to all the terms and conditions of the Plan, and including power of the Committee to make interpretations of the Plan and of options granted thereunder. By acceptance hereof, the Grantee acknowledges receipt of a copy of the Plan and hereby accepts and agrees to be bound by all of its terms and conditions and the Grantee recognizes and agrees that all determinations, interpretations or other actions respecting the Plan made by the Committee are final, conclusive and binding upon all parties, including the Grantee and the Grantee’s heirs and representatives.  Capitalized terms that are used but not defined herein shall have the meanings ascribed thereto in the Plan.

10.           Miscellaneous.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations between the parties with respect to the subject matter hereof.  This Agreement may not be amended, other than as provided in the Plan, except by written instrument executed by the parties hereto.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

By:

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